Exhibit 99.1

NEWS RELEASE

For more information:
Media:	Investor Relations:
John Coulbourn	Martha Schaefer
SeaChange International	SeaChange International
978/897-0100 x3098	978/897-0100 x4050
johnc@schange.com	mschaefer@schange.com

SEACHANGE INTERNATIONAL ANNOUNCES

THIRD QUARTER FISCAL 2004 RESULTS

Record Company Revenues;

Over $22 Million in Video-on-Demand Revenues; Over 123,000 VOD Streams Shipped

MAYNARD, Mass. (November 25, 2003) – SeaChange International, Inc. (Nasdaq: SEAC) today announced financial results for its third fiscal quarter ended October 31, 2003. Revenues for the quarter were a Company record $37.6 million compared to revenues of $33.9 million in the third quarter of fiscal 2003, an 11 % increase. The Company recorded net income of $1.5 million, or $0.05 per share, for the third quarter of fiscal 2004 versus a net loss of $541,000, or $0.02 per share, for the third quarter of fiscal 2003. Revenues and net income per share for the third quarter of fiscal 2004 were in line with the guidance the Company had previously provided in its press release dated August 26, 2003.

Video-on-Demand (VOD) system revenues for the third quarter of fiscal 2004 were $22.5 million, up 47% compared to $15.3 million in the comparable period last year. Total systems revenues for the quarter were $29.3 million, which in addition to VOD, included revenues of $4.8 million from advertising systems and $2.0 million from broadcast systems. Service revenues for the quarter were $8.3 million.

For the quarter ended October 31, 2003, EBITDA was $5.9 million, or $0.21 per share, as compared to $1.5 million, or $0.06 per share, in the comparable period last year. 1 The significant improvement in EBITDA combined with record collections of $55.0 million during the quarter, increased the Company’s cash and marketable securities balance by $16.4 million to a record $110.4 million at quarter end.

For the quarter ending January 31, 2004, the Company expects total revenues of approximately $38.0 million and net income of $0.07 per share.

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Over 750,000 VOD Television Streams Shipped

“In the third quarter, SeaChange shipped its highest number of streams ever — over 123,000 residential VOD streams – bringing our total shipped to date to over 750,000,” said Bill Styslinger, president and CEO, SeaChange International. “Our VOD revenues were a record $22.5 million and contributed to our solid cash production.”

Styslinger said, “In this past quarter we received several orders for our VOD System to be installed in significant new television markets. In the U.S., new deployments will include markets served by Comcast, Mediacom and others. With Cox’ recent selection of SeaChange, we’re now supporting eight of the top ten cable operators, representing a planned basic subscriber population of nearly 23 million. Cox has selected our VODlink software suite, which is gaining traction in this market.

“I’m also pleased to announce that we received new orders from three new customers, spanning three continents – Asia, Europe, and North America – two of which orders are for IP network-based VOD,” said Styslinger. “The world is watching the U.S. VOD evolution and we intend to capitalize on our leadership role as new ‘personal television’ services emerge for the millions of global cable and broadband users.”

SEAC Revenues and Streams

(Trailing Four Quarters)

	Q3 (Oct. ‘03)	Q2 (July ‘03)	Q1 (April ‘03)	Q4 (Jan. ‘03)
Total Revenue (in millions)	$37.6	$36.0	$34.2	$32.9
VOD Revenue (in millions)	$22.5	$17.6	$17.8	$16.3
Streams Shipped	123,000	87,000	99,000	82,000
EPS	$0.05	$0.03	$0.02	$(0.03)

Basic Subscribers in systems planned for SeaChange VOD in North America (Estimates)

Operator	Oct. 31, 2001 Basic Subscribers	Oct. 31, 2002 Basic Subscribers	Oct. 31, 2003 Basic Subscribers
Adelphia	1,877,000	1,877,000	1,877,000
Cablevision	2,900,000	2,900,000	2,969,000
Comcast	1,132,000	3,815,000	11,300,000
Cox	—	—	576,000
Insight	—	919,000	1,156,000
Mediacom	—	190,000	282,000
Rogers	—	570,000	570,000
Time Warner & Bright House	2,259,000	3,581,000	3,581,000
Other	—	291,000	624,000
Total	8,168,000	14,143,000	22,935,000

The Company will discuss its financial results and business outlook in more detail today during its web cast conference call at 5:00 p.m. EDT, which will be available live and archived at www.schange.com.

1. EBITDA is a non-GAAP number that the Company defines as operating income excluding depreciation and amortization. A reconciliation of EBITDA to net income for these periods is contained in the financial schedules that accompany this release. EBITDA is an important measurement used by management to measure the operating profits or losses of the business. EBITDA is one of several metrics used by management to measure the cash generated from operations, excluding the operating cash requirements of interest and income taxes. The Company believes that inclusion of this non-GAAP measure enhances investors’ overall understanding of the Company’s current financial performance. EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States of America.

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Safe Harbor Provision

Any statements contained in this press release that do not describe historical facts, including without limitation statements concerning expected revenues, earnings, product introductions and general market conditions, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: the continued growth, development and acceptance of the video-on-demand market; the loss of one of the Company’s large customers; the cancellation or deferral of purchases of the Company’s products; a decline in demand or average selling price for the Company’s broadband products; the Company’s ability to manage its growth; the Company’s ability to protect its intellectual property rights and the expenses that may be incurred by the Company to protect its intellectual property rights; an unfavorable result of current or future litigation, including the Company’s current patent litigation with nCube Corp. and the securities class action lawsuits; content providers limiting the scope of content licensed for use in the video- on-demand market; the Company’s ability to introduce new products or enhancements to existing products; the Company’s dependence on certain sole source suppliers and third-party manufacturers; the Company’s ability to compete in its marketplace; the Company’s ability to respond to changing technologies; the risks associated with international sales; changes in the regulatory environment; the performance of companies in which the Company has made equity investments, including the ON Demand Group Limited; the Company’s ability to hire and retain highly skilled employees; and increasing social and political turmoil.

Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly available documents made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, those appearing under the caption “Certain Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Commission on May 1, 2003. Any forward-looking statements should be considered in light of those factors. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.

About SeaChange

SeaChange International, Inc. is a world leader in digital video systems, spanning broadcast and broadband. The Company creates powerful server and software systems that manage, store and distribute professional quality digital video. SeaChange’s innovative products are based on a scalable, distributed software architecture and standard technology components to continually deliver exponential improvements in digital video cost-performance. As a result, SeaChange enables broadband, broadcast, satellite and new media companies to streamline operations and reduce costs, allowing for expanded services, new applications and increased revenues. SeaChange is headquartered in Maynard, Massachusetts and has product development, support and sales offices throughout the world. Visit www.seachangeinternational.com.

MediaCluster is a patent and trademark of SeaChange International, Inc.

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SeaChange International, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended		Nine months ended
	October 31, 2003	October 31, 2002	October 31, 2003	October 31, 2002
Revenues	$37,550	$33,871	$107,729	$100,904
Cost of revenues	22,216	20,954	63,827	63,080

Gross profit	15,334	12,917	43,902	37,824
Operating expenses:

Research and development	6,646	6,478	19,355	19,145
Selling and marketing	4,180	3,994	12,531	12,012
General and administrative	2,650	3,290	8,355	23,338

	13,476	13,762	40,241	54,495

Income (loss) from operations	1,858	(845)	3,661	(16,671)
Interest income, net	404	304	1,235	1,024
Impairment on investments in affiliates	—	—	(313)	—
Equity loss in earnings of affiliates	(9)	—	(49)	—

Income (loss) before income taxes	2,253	(541)	4,534	(15,647)
Income tax expense	789	—	1,566	7,364

Net income (loss)	$1,464	$(541)	$2,968	$(23,011)

Basic and diluted income (loss) per share	$0.05	$(0.02)	$0.11	$(0.87)

Weighted average common shares outstanding-
Basic	27,006	26,635	26,892	26,592

Diluted	28,117	26,635	27,669	26,592

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SeaChange International, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	October 31, 2003	January 31, 2003
Assets
Current assets:
Cash and cash equivalents	$76,137	$68,776
Marketable securities	4,502	1,012
Accounts receivable, net	26,698	21,291
Inventories	25,258	23,189
Prepaid expenses and other current assets	3,433	4,713
Deferred income taxes	49	49

Total current assets	136,077	119,030

Property and equipment, net	14,865	14,970
Marketable securities	29,718	30,746
Investments in affiliates	2,708	2,965
Other assets	180	182
Intangibles, net	1,693	2,893
Goodwill	253	253

	$185,494	$171,039

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$28,487	$20,790
Current portion of line of credit and obligations under capital leases	362	214
Customer deposits	110	610
Deferred revenue	14,434	11,624
Income taxes payable	646	377

Total current liabilities	44,039	33,615

Long-term debt and other long-term liabilities	311	744

Common stock and other equity	163,584	161,778
Accumulated deficit	(21,986)	(24,954)
Accumulated other comprehensive loss	(454)	(144)

Total stockholders’ equity	141,144	136,680

	$185,494	$171,039

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SeaChange International, Inc.

Reconciliation Between Condensed Consolidated Statements of Operations

and Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

(In thousands)

	Three months ended
	October 31, 2003	October 31, 2002
Net income (loss)	$1,464	$(541)

Income tax expense	789	—
Interest income, net	(404)	(304)
Equity loss in earnings of affiliates	9	—
Depreciation and amortization	3,993	2,369

EBITDA	$5,851	$1,524

Net income (loss) per share—diluted	$0.05	$(0.02)

Income tax expense	0.03	—
Interest income, net	(0.01)	(0.01)
Equity loss in earnings of affiliates	—	—
Depreciation and amortization	0.14	0.09

EBITDA per share—diluted	$0.21	$0.06

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